Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion of information in this Current Report on Form 8-K of TXO Partners, L.P. We hereby further consent to the use in such Current Report, and to the incorporation by reference in the Registration Statements (No. 333-277671 and No. 333- 281885) on Form S-3 and Registration Statement (No. 333-271045) on Form S-8 and prospectus of information contained in our report setting forth the estimates of reserves and value of reserves and our report on reserves as of April 30, 2025, of the underlying acquisition properties and interests owned by White Rock Energy, LLC.

We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statements.

Sincerely,

W. Todd Brooker, P.E. President Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

May 13, 2025